The Board of Directors and Shareholders
ING Partners, Inc.:

In planning and performing our audit of the financial statements of the ING Alger Aggressive Growth Portfolio, ING Alger Capital Appreciation Portfolio, ING Alger Growth Portfolio, ING American Century Small Cap Value Portfolio, ING Baron Small Cap Growth Portfolio, ING DSI Enhanced Index Portfolio, ING Goldman Sachs Capital Growth Portfolio, ING Goldman Sachs Core Equity Portfolio, ING JPMorgan Fleming International Portfolio, ING JPMorgan Mid Cap Value Portfolio, ING MFS Capital Opportunities Portfolio, ING MFS Global Growth Portfolio, ING MFS Research Equity Portfolio, ING OpCap Balanced Value Portfolio, ING PIMCO Total Return Portfolio, ING Salomon Brothers Aggressive Growth Portfolio, ING Salomon Brothers Fundamental Value Portfolio, ING Salomon Brothers Investors Value Portfolio, ING T. Rowe Price Growth Equity Portfolio, ING UBS Tactical
Asset Allocation Portfolio, and ING Van Kampen Comstock Portfolio, each a portfolio of the ING Partners Inc. Funds (the "Funds"), for the year ended
December 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management, the Board of Directors of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                            /s/ KPMG

Boston, Massachusetts
February 13, 2004